PRICING SUPPLEMENT NO. 20 DATED        Filed Pursuant to
NOVEMBER 6, 1997 TO PROSPECTUS DATED   Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED
OCTOBER 1, 1997

                        CMS ENERGY CORPORATION

  General Term Notes (servicemark of J.W. Korth & Company), Series D
              Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the
Distribution Agreement from time to time.   Except as set forth herein,
the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.

Aggregate Principal Amount:            $814,000.00
Original Issue Date (Settlement Date)  November 12, 1997
Stated Maturity Date:                  October 15, 2002
Issue Price to Public:                 100.00% of Principal Amount
Interest Rate:                         7.000% Per Annum
Interest Payment Dates:                December 15 and monthly
                                       thereafter
                                       Commencing December 15, 1997
Survivor's Option:                     [ X ] Yes   [   ] No
Optional Redemption:                   [ X ] Yes   [   ] No
Initial Redemption Date:               October 15, 1999
Redemption Price:                      100%

      Agent                            Principal Amount of Notes
                                         Solicited by Each Agent

Prudential Securities Incorporated     $230,000.00
First of Michigan Corporation          $ 34,000.00
Roney & Co.                            $ 87,000.00
J. W. Korth & Company                  $463,000.00
           Total                       $814,000.00
                                         Per Note
                                       Sold by Agents
                                        To Public    Total

Issue Price:                           $1,000.00   $814,000.00
Agent's Discount or Commission:        $    6.00   $  4,884.00
Maximum Dealer's Discount or
  Selling Concession:                  $   13.00   $ 10,582.00
Proceeds to the Company:               $  981.00   $798,534.00

CUSIP Number:   12589QUY0